Exhibit 10.10

EXECUTIVE COMPENSATION TERM SHEET

The Compensation Committee for Vision Bancshares, Inc. met on January 11, 2005, unanimously making the following recommendations which were approved by the Company’s Board of Directors at its regular meeting on January 31, 2005: J. Daniel Sizemore, Chairman and CEO, received a salary increase of $36,500 for a total annual compensation of $275,000 and William E. Blackmon, CFO received a salary increase of $10,000 for a total annual compensation of $131,900. Robert S. McKean, President, Vision Bank (Alabama), received a one time bonus in the amount of $16,700 in lieu of an annual salary increase.

Incentive bonuses were approved for the following executive officers of the Company and its subsidiaries: J. Daniel Sizemore, Chairman and CEO, $78,705; William E. Blackmon, CFO, $40,227; Robert S. McKean, President, Vision Bank (Alabama), $45,375; and Joey W. Ginn, President, Vision Bank (Florida), $17,025.

Stock options were granted, effective January 31, 2005, under the Employee Incentive Stock Option Plan to the following executive officers of Company and its subsidiaries: J. Daniel Sizemore, Chairman and CEO, was granted 4,000 shares; William E. Blackmon, CFO, was granted 2,500 shares; Robert S. McKean, President, Vision Bank (Alabama), was granted 2,500 shares; and Joey W. Ginn, President, Vision Bank (Florida), was granted 2,500 shares. These options were granted at a strike price of $27.75 per share, were 100% vested at the date of grant and expire ten years from the date of grant.

Stock options were granted, effective January 31, 2005, under the Director Stock Option Plan. Each non-employee director of Vision Bancshares, Inc. was granted 2,500 shares. These options were granted at a strike price.